UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report: January 22, 2015
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Director Retirement. On January 22, 2015, Mr. Michael G. McCaffery informed KB Home of his decision not to seek re-election to KB Home’s Board of Directors (“Board”) at KB Home’s 2015 Annual Meeting of Stockholders in April, and to retire from the Board after nearly 12 years of service effective as of the date of the 2015 Annual Meeting, when his current term as a director expires.
(e) Annual Incentive Awards; Performance Cash Award Payouts. On January 22, 2015, the management development and compensation committee (“Compensation Committee”) of the Board determined the amount of incentive compensation payable to each of KB Home’s eligible executive officers under its 2014 fiscal year annual incentive compensation program. The annual incentive amounts for KB Home’s named executive officers are set forth in the table below.

Name	Annual Incentive Amount
William R. Hollinger	$422,773
Jeff J. Kaminski	$885,316
Jeffrey T. Mezger	$2,034,750
Albert Z. Praw	$728,683
Brian J. Woram	$749,114
In addition, the Compensation Committee approved payouts of long-term performance cash awards that had been granted in October 2011. In total, 25 participants received such payouts. The payouts were determined in relation to the average of operating income performance levels achieved in each year of the awards’ three-year performance period relative to the performance goals the Compensation Committee established for each such year. The overall payouts to each named executive officer are as follows: Mr. Mezger $915,000; Mr. Kaminski $457,500; Mr. Woram $457,500; Mr. Praw $457,500; and Mr. Hollinger $274,500. The Board approved the amounts payable to the President and Chief Executive Officer under both of the above-described compensation programs.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 28, 2015.

KB Home

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu Vice President and Corporate Secretary